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                                                                     Exhibit 5.1
                                                                     -----------


June 19, 1996



CBT Group Public Limited Company
400 Oyster Point Boulevard
Suite 401
South San Francisco, CA 94080


Ladies and Gentlemen:

REGISTRATION STATEMENT ON FORM S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 20, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 430,188 additional ordinary shares (which will be represented by 860,376 American Depositary Shares of the Company) in the capital of the company (the "Shares") reserved for issuance under the 1994 Share Option Plan (the "1994 Plan"). As your legal counsel, we have examined the proceedings taken in relation to the 1994 Plan and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares under the 1994 Plan.

It is our opinion that the Shares will be, when issued in the manner referred to in the 1994 Plan and pursuant to the agreements that accompany the 1994 Plan, legally and validly issued and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 and further consent to the use of our name, wherever appearing in the said Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Yours faithfully,



BINCHYS